EMPLOYMENT AGREEMENT


         AGREEMENT dated as of the 1st day of January, 1996 between LASER VIDEO NETWORK, INC., a Delaware corporation (the "Company"), and THOMAS GATTI ("Executive") residing at 20 Sutton Place South, New York, New York 10022.

                              W I T N E S S E T H :
                              ---------------------

         WHEREAS, Company wishes to employ Executive and Executive wishes such employment, all upon the terms and conditions herein contained.


         NOW,THEREFORE, in consideration of the covenants herein contained, the parties hereto hereby agree as follows:

         1. Employment.

              1.1 General. Company hereby employs Executive in the capacity of Executive Vice President - Media Sales and Executive hereby accepts such employment, all subject to the terms and conditions herein obtained. In such capacity, Executive agrees to perform such duties (consistent with his position) as may be assigned to Executive from time to time by the Company.

              1.2 Full-Time Position. Executive hereby agrees that during the Employment Term (as defined in Section 3 hereof) he will devote all of his business time, attention and skills to the business and affairs of the Company and its subsidiaries, except during vacation time and any periods of illness.


         2. Compensation.

              2.1 Base Salary. Subject to the terms and conditions herein contained, Company will pay to Executive, and Executive will accept, for all services which say be rendered by him pursuant to this Agreement an annual base salary ("Base Salary") at the rate of $170,000 per year, effective from the date set forth above. The Base Salary shall be payable in such installments as in effect from time to time in accordance with the payroll practices of the Company.

              2.2 Commission. In addition to his base salary, Executive shall be paid a commission equal to three (3%) percent of "Net Sales" of the Company in excess of $1,250,000 for each year of the Employment Term. "Net Sales" shall mean gross revenues from advertising shown on the College Television Network, net of commissions paid to third party persons, firms or agencies. Net Sales shall be pro-rated for a portion of a year in determining whether commissions are payable under the circumstances described in Sections 4.3(a) and 4.3(c). For example, if the Executive's employment is terminated under Section 4.3(c) as of June 30, 1997, and if Net Sales from January 1 through June 30, 1997 amounted to $700,000, the Executive would be entitled to a commission equal to three (3%) percent times $75,000 ($700,000 less $625,000 [$1,250,000 times 6/12]).

              2.3 Stock Options. The Executive shall also be entitled to an award of stock options under the Company's Stock Option Plan (the "Plan"), as follows:

                           (a) 15,000  options on the date of actual  signing of
                  the agreement, at the fair market value of the Common Stock on such date, as determined in accordance with the Plan.

                           (b) In the event that Net Sales during either calendar year of the Employment Term exceed $2,250,000, then the Employee shall receive non-qualified stock options entitling him to buy 7,500 shares of the Company's common stock, pursuant to the Plan. He shall also receive an additional 7,500 options for each additional million dollars of annual net sales (i.e., achieving $3,250,000, $4,250,000, etc.) during any such calendar year. The options provided for herein shall be exercis-able at the fair market value of the Company's common stock on December 31 of the year in which such Net Sales were achieved, and the grant shall be made effective on that date.

                           (c) The options  described  in this Section 2.3 shall
                  have a duration of five (5) years and otherwise conform to the terms and provisions of the Plan and of the Company's basic form of Stock Option Agreement adopted pursuant to the Plan.

         3. Term of Employment. The employment by Company of Executive pursuant hereto will commence on the date hereof and, subject to the provisions of
Section 4, will terminate on Decem- ber 31, 1997 (the "Employment Term").


         4. Premature Termination.

              4.1 Events of Termination. Anything in this Agreement contained to the contrary notwithstanding, Executive's employment hereunder will terminate upon the following events and conditions:

                           (a) Death. Executive's employment hereunder will terminate forthwith upon the death of Executive.

                           (b) Disability. Executive's employment hereunder will
                  terminate, at the option of Company, in the event that Company makes a good faith determination that Executive is so disabled, for mental or physical


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

                  reasons, as to be unable to substantially perform his duties hereunder for an aggregate of 180 days during any period of 12 consecutive months of which at least 60 days are consecutive. The existence of a disability will be determined by the Board of Directors in consultation with a reputable, licensed physician selected by Company and approved by Executive, and Executive will cooperate in all reasonable respects to enable an examination to be made by such physician.

                           (c) By  Company  For  Cause.  Executive's  employment
                  hereunder will terminate, at the option of Company, in the event (i) Executive engages in any conduct, action or behavior that has or may reasonably be expected to have a material adverse effect on the reputation of Company; (ii) Executive commits an act involving moral turpitude or dishonesty, in connection with Executive's employment hereunder; or (iii) of a material failure on the part of Executive to perform his obligations hereunder, which failure is not remedied within 30 days after written notice thereof is furnished by Company to Executive.

              4.2 Notice. In the event of the termination of Executive's employment pursuant to Section 4.1(b) and 4.1(c) above, not less than 10 days' prior written notice of such termination will be given by Company to Executive, which notice will specify the effective date of termination.

              4.3 Payment Upon Premature Termination.

                           (a) Termination Upon Death or Disability. In the event that Executive's employment hereunder is terminated pursuant to Section 4.1(a) or 4.1(b), Executive will be paid his Base Salary plus commissions on prorated Net Sales, if earned, under Section 2.2 through the date of such termination, as payment in full of all amounts due and owing by Company to Executive.

                           (b) Termination by Company for Cause. In the event that Executive's employment hereunder is terminated pursuant to Section 4.1(c), or if Executive voluntarily terminates his own employment hereunder, Executive will be paid his Base Salary up to the effective date of termination as payment in full.

                           (c) Termination by Company Without Cause. In the event that Executive's employment hereunder is ter- minated other than pursuant to Section 4.1(a) or 4.1(b) above, Executive will be paid his Base Salary for the greater of (i) 12 months from the date of termination or (ii) the then remaining term hereof, plus commissions on pro-rated Net Sales, if earned, under Section 2.2 through the date of such termination,


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

                  as payment in full of all amounts due and owing by Company to Executive. Commencing 120 days prior to the expiration of this Agreement, the parties will discuss whether the Agreement will be renewed or extended, and if so, the terms on which such renewal or extension shall take place. It is understood and agreed that the failure of the parties to reach agreement of a renewal or extension shall not constitute a termination of the Agreement by the Company without cause.


         5. Expenses. Company will reimburse Executive (upon the submission by his of reasonably itemized accounts thereof) for such costs and expenses as Executive may reasonably incur in connection with the performance by him of his duties hereunder in accordance with Company's policy with respect thereto as in effect from time to time during the term of this Agreement.


         6. Benefits

              6.1 Participation in Executive Benefit Plans. Executive will participate in all benefits and plans which Company say from time to time, during the term of Executive's employment hereunder, provide for its employees and for which Executive is eligible.

              6.2 Vacation. Executive will be entitled to take three weeks paid vacation in each twelve-month period during the term hereof.


         7. Nondisclosure: Noncompete.

              7.1 "Confidential Information" Defined. As used in this Section 9, the term "Confidential Information" will mean any and all information (verbal and written) relating to Company or any of its operations, other than such information which is in the public domain other than as the result of a breach of the provisions of Section 7.2 below, including, but not limited to, information relating to: identity and description of services used; purchasing; costs; pricing; design and development; customers and prospects; marketing; and selling and servicing.

              7.2 Nondisclosure of Confidential Information. Executive hereby agrees not to, at any time, directly or indirectly use, communicate, disclose or disseminate any Confidential Information in any manner whatsoever.

              7.3. Non-Compete. Executive agrees that he will not, during the term of Executive's employment hereunder, and for the balance of the term of this Agreement if the Executive is terminated for cause or leaves voluntarily, directly or indirectly, compete, or engage in any business or enterprise


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

competitive with the business of Company -- i.e., selling media on college campuses -- or serve as an officer, director to employee of, or consultant to, or own any interest in, any entity which competes, directly or indirectly, with such business of Company. Notwithstanding the foregoing, Executive may own securities of any publicly held entity provided that such securities do not represent more than two (2%) percent of the outstanding voting securities of such entity.

              7.4 Certain Activities. Executive agrees that he will not, during the term of Executive's employment hereunder and for the balance of the term of this Agreement, if the Executive is terminated for cause or leaves voluntarily, directly or indirectly, offer to hire, hire, entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, customer, prospective customer or supplier of Company to discontinue or alter his or its relationship with Company or take any action which constitutes an interference with or disruption of the operation of the business of the Company.

              7.5 Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (a) Company would be irreparably injured in the event of a breach by Executive of any of his obligations under this Section 7, (b) monetary damages would not be an adequate remedy for any such breach, (c) Company will be entitled to injunctive relief, in addition to any other remedy which it may have, at law, in equity or otherwise, in the event of any such breach, and (d) the existence of any claims which Executive may have against Company, whether under this Agreement or otherwise, will not be a defense to the enforcement by Company of any of its rights under this Section 7.

              7.6 Scope of Restriction. It is the intent of the parties hereto that the restrictions contained in this Section 7 will be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (Executive hereby acknowledging that said restrictions are reasonably necessary for the protection of Company). Accordingly, it is hereby agreed that if any one or more of the provisions of this Section a will be adjudicated to be invalid or unenforceable for any reason whatsoever, this Section 7 will be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication in made) construed by limiting and reducing it so as to be enforceable to the maximum extent permissible.

              7.7 Additional Undertakings. The provisions of this Section 7 will be in addition to, and not in lieu of any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise, including, but not limited to, any obligations which may be contained in any other agreement between Executive and Company.


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

         8. Intellectual Property. Executive hereby acknowledges and agrees that all right, title and interest, proprietary or otherwise, in all software programs and other similar properties, whether or not patented, patentable, copyrighted, copyrightable or otherwise protected or protectable developed, initiated as otherwise created by or with the assistance of Executive during the Employment Term shall vest immediately and exclusively in the Company and Executive hereby covenants and agrees to execute and deliver such agreements, instruments and other documents necessary or appropriate to protect Company's rights and interests therein.


         9. Miscellaneous Provisions.

              9.1 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same document.

              9.2 Notices. All notices, requests, demands and other communications hereunder will be in writing and will be deemed duly given when delivered by hand or mailed by registered or certified mail or private courier service, postage prepaid, return receipt requested, as follows:

                  If to Company, to:

                           Laser Video Network, Inc.
                           645 Fifth Avenue
                           East Wing
                           New York, New York 10022

                           Attn:  Mr. Peter Kauff


                  Copy to:

                        Kramer, Levin, Naftalis & Frankel
                           919 Third Avenue
                           New York, New York  10022

                           Attn:  Richard Marlin, Esq.


                  If to Executive to:

                           Mr. Thomas Gatti
                           20 Sutton Place South
                           New York, New York 10022


or to such other address as either party hereto will have designated by like notice to the other party hereto.


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


              9.3 Amendment. This Agreement may only be supplemented, abandoned, discharged or amended by a written instrument executed by each of the parties hereto.

              9.4 Entire agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings of the parties hereto, oral and written, with respect to the subject matter hereof.

              9.5 Applicable Law. This Agreement will be governed by the laws of the State of New York applicable to contracts made and to be wholly performed therein.

              9.6 Headings. The headings contained herein are for the sole purpose of convenience of reference, and will not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

              9.7 Binding Effect: Benefits. Executive may not delegate his duties or assign his rights hereunder. This Agreement will inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

              9.8 Waiver, etc. The failure of either of the parties hereto to at any time enforce any of the provisions of this Agreement will not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of either of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement will be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought; and no waiver of any such breach will be construed or deemed to be a waiver of any other or subsequent breach.

              9.9 Capacity, etc. Executive hereby represents and warrants to Company that: (a) he has full power, authority and capacity to execute and deliver this Agreement, and to perform his obligations hereunder, (b) such execution, delivery and performance will not (and with the giving of notice.or lapse of time or both would not) result in the breach of any agreements or other obligations to which he is a party or otherwise bound, and (c) this Agreement is his valid and binding obligation enforceable against him in accordance with its terms. Company hereby represents that it has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and this Agreement is the valid and binding obligation of Company enforceable against it in accordance with its terms.


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

         IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

                                         LASER VIDEO NETWORK, INC.


                                         By: /s/ Peter Kauff
                                             -----------------
                                             Peter Kauff, Chairman


                                         Executive:

                                         By; /s/ Tom Gatti
                                             -------------
                                             Tom Gatti


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